The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement, the accompanying product supplement, underlying supplement and prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED DECEMBER 4, 2015	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-192302

December----, 2015

Medium-Term Senior Notes, Series G

Pricing Supplement No. 2015-CMTNG0775 to Product Supplement No. EA-02-03
dated November 13, 2013, Underlying Supplement No. 3 dated November 13, 2013,
Prospectus Supplement and Prospectus each dated November 13, 2013

Citigroup Inc.
Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Shares of the iShares® MSCI EAFE ETF Due July----, 2018

■ Linked to shares of iShares® MSCI EAFE ETF, an exchange-traded fund (NYSE Arca symbol: EFA) (the “underlying shares”)

■ Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a payment at maturity that may be greater than, equal to or less than the stated principal amount of the securities, depending on the performance of the underlying shares from the initial share price to the final share price, subject to the maximum return at maturity. The payment at maturity will reflect the following terms:

■   If the value of the underlying shares increases, you will receive the stated principal amount plus 175% participation in the upside performance of the underlying shares, subject to a maximum total return at maturity of 25.00% to 30.00% (to be determined on the pricing date) of the stated principal amount

■   If the value of the underlying shares decreases, but the decrease is not more than 10%, you will be repaid the stated principal amount

■   If the value of the underlying shares decreases by more than 10%, you will receive less than the stated principal amount and have 1-to-1 downside exposure to the decrease in the value of the underlying shares in excess of 10%

■ Investors may lose up to 90% of the stated principal amount

■ All payments on the securities are subject to the credit risk of Citigroup Inc.

■ No periodic interest payments or dividends

■ The securities will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the securities unless you are willing to hold them to maturity.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Considerations” beginning on page PS-7 and “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are unsecured senior debt obligations of Citigroup Inc. All payments due on the securities are subject to the credit risk of Citigroup Inc. The securities will not be guaranteed by any affiliate of Citigroup Inc. None of Wells Fargo Securities, LLC (“Wells Fargo”) or any of its affiliates will have any liability to the purchasers of the securities in the event Citigroup Inc. defaults on the securities. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Security	Total
Public Offering Price(1)	$1,000.00	$
Maximum Underwriting Discount and Commission(2)	$27.50	$
Proceeds to Citigroup Inc.(2)	$972.50	$

(1) Citigroup Inc. currently expects that the estimated value of the securities on the pricing date will be at least $930.00 per security, which will be less than the public offering price. The estimated value of the securities is based on Citigroup Global Market Inc.’s (“CGMI”) proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Inc., as the lead agent for the offering, expects to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of up to 2.75% ($27.50) for each security it sells. Wells Fargo will pay selected dealers, which may include Wells Fargo Advisors, LLC (“WFA”) and Wells Fargo Advisors Financial Network, LLC, a fixed selling commission of 1.25% ($12.50) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo will pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA. The total underwriting discount and commission and proceeds to Citigroup Inc. shown above give effect to the actual underwriting discount and commission provided for the sale of the securities. See “Supplemental Plan of Distribution” on page PS-16 of this pricing supplement and “Use of Proceeds and Hedging” in the accompanying prospectus for further information regarding how we have hedged our obligations under the securities.

Citigroup Global Markets Inc.	Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Shares of the iShares® MSCI EAFE ETF Due July----, 2018
Investment Description

The Principal at Risk Securities Linked to Shares of the iShares® MSCI EAFE ETF Due July----, 2018 are unsecured senior debt securities issued by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount of the securities depending on the performance of the underlying shares from the initial share price to the final share price, subject to the maximum return at maturity. The securities provide:

(i)	the possibility of a leveraged return at maturity if the value of the underlying shares increases from the initial share price to the final share price, provided that the total return at maturity of the securities will not exceed the maximum return of 25.00% to 30.00% of the stated principal amount, as determined on the pricing date;

(ii)	repayment of principal if, and only if, the final share price is not less than the initial share price by more than 10%; and

(iii)	exposure to decreases in the value of the underlying shares if and to the extent the final share price is less than the initial share price by more than 10%.

If the final share price is less than the initial share price by more than 10%, your payment at maturity will be less, and possibly 90% less, than the stated principal amount of your securities at maturity. All payments on the securities are subject to the credit risk of Citigroup Inc.

The iShares® MSCI EAFE ETF is an exchange-traded fund that seeks to track the MSCI EAFE® Index, an equity index that is designed to measure equity performance in certain developed markets, excluding the United States and Canada.

The terms of the securities are set forth in this pricing supplement, the accompanying product supplement, underlying supplement and prospectus supplement and prospectus. You should read this pricing supplement together with the accompanying product supplement, underlying supplement and prospectus supplement and prospectus for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement, underlying supplement, prospectus supplement and prospectus to the extent it is different from that information. The accompanying product supplement, underlying supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity, such as market disruption events and other events affecting the underlying shares. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an ETF,” and not in this pricing supplement. Certain defined terms used but not defined herein have the meanings set forth in the product supplement. The “Description of the Securities” section of the accompanying product supplement capitalizes the following terms that are defined and used in this pricing supplement, and the disclosures provided in the accompanying product supplement relevant to the securities should be read accordingly: securities; underlying shares; pricing date; valuation date; closing price; scheduled trading day; market disruption event; and calculation agent.

You may access the product supplement, underlying supplement or prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. EA-02-03 dated November 13, 2013 filed with the SEC on November 13, 2013:

http://www.sec.gov/Archives/edgar/data/831001/000095010313006626/dp41902_424b2-par.htm

•	Underlying Supplement No. 3 dated November 13, 2013 filed with the SEC on November 13, 2013:

http://www.sec.gov/Archives/edgar/data/831001/000095010313006624/dp41866_424b2-us3.htm

•	Prospectus Supplement and Prospectus each dated November 13, 2013 filed with the SEC on November 13, 2013:

http://www.sec.gov/Archives/edgar/data/831001/000119312513440005/d621350d424b2.htm

_______________

“iShares®” is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The securities are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”), iShares Trust or iShares, Inc. None of BTC, BFA, iShares Trust or iShares, Inc. makes any representations or warranties to the holders of the securities or any member of the public regarding the advisability of investing in the securities. None of BTC, BFA, iShares Trust or iShares, Inc. will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the securities or in connection with Citigroup Inc.’s use of information about the iShares® MSCI EAFE ETF.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Shares of the iShares® MSCI EAFE ETF Due July----, 2018
Investor Considerations

We have designed the securities for investors who:

•	seek 175% leveraged exposure to the positive performance of the underlying shares if the final share price is greater than the initial share price, subject to the maximum total return at maturity of 25.00% to 30.00% (to be determined on the pricing date) of the stated principal amount;

•	desire to limit the downside exposure to the underlying shares through the 10% buffer;

•	understand that if the final share price is less than the initial share price by more than 10%, they will receive less, and possibly 90% less, than the stated principal amount per security at maturity;

•	are willing to forgo interest payments on the securities and dividends on the underlying shares; and

•	are willing to hold the securities until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

•	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

•	are unwilling to accept the risk that the final share price of the underlying shares may decrease by more than 10% from the initial share price to the final share price;

•	seek uncapped exposure to the upside performance of the underlying shares;

•	seek full return of the stated principal amount of the securities at maturity;

•	seek current income;

•	are unwilling to accept the risk of exposure to the iShares® MSCI EAFE ETF;

•	seek exposure to the underlying shares but are unwilling to accept the risk/return trade-offs inherent in the payment at maturity for the securities;

•	are unwilling to accept the credit risk of Citigroup Inc. (i) to obtain exposure to the underlying shares generally or (ii) to obtain exposure to the underlying shares that the securities provide specifically; or

•	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Shares of the iShares® MSCI EAFE ETF Due July----, 2018
Terms of the Securities
Underlying Shares:	Shares of the iShares® MSCI EAFE ETF, an exchange-traded fund (NYSE Arca symbol: “EFA”) (the “ETF” or “underlying share issuer”)
Issuer:	Citigroup Inc.
Aggregate Stated Principal Amount:	$
Stated Principal Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a stated principal amount of $1,000.
Pricing Date:	December , 2015 (expected to be December 30, 2015)
Issue Date:	January , 2016 (three business days after the pricing date)
Valuation Date:	June , 2018 (expected to be June 27, 2018), subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity Date:	July , 2018 (expected to be July 5, 2018)
Payment at Maturity:

For each $1,000 stated principal amount you hold at maturity:

•    If the final share price is greater than the initial share price:

$1,000 plus the lesser of:

(i) $1,000 × final share price – initial share price × participation rate ; and

initial share price

(ii) the maximum return at maturity

•    If the final share price is less than or equal to the initial share price, but greater than or equal to the buffer price: $1,000; or

•    If the final share price is less than the buffer price:

$1,000 minus:

$1,000 × buffer price – final share price

initial share price

If the final share price is less than the buffer price, you will receive less, and possibly 90% less, than the $1,000 stated principal amount per security at maturity.

Initial Share Price:	$ (the closing price of the underlying shares on the pricing date). The initial share price is a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the initial share price is subject to adjustment upon the occurrence of any of the events described in that section.
Final Share Price:	The closing price of the underlying shares on the valuation date
Maximum Return at Maturity:	$250.00 to $300.00 per security (25.00% to 30.00% of the stated principal amount), to be determined on the pricing date. Because of the maximum return at maturity, the payment at maturity will not exceed $1,250.00 to $1,300.00 per security.
Buffer Price:	$ , 90% of the initial share price. The buffer price is a “Relevant Price” for purposes of the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement. Accordingly, the buffer price is subject to adjustment upon the occurrence of any of the events described in that section.
Participation Rate:	175%
Calculation Agent:	CGMI
Denominations:	$1,000 and any integral multiple of $1,000
CUSIP/ISIN:	17298C4U9 / US17298C4U99

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Shares of the iShares® MSCI EAFE ETF Due July----, 2018
Determining Payment at Maturity

On the maturity date, you will receive a cash payment per security (the payment at maturity) calculated as follows:

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Shares of the iShares® MSCI EAFE ETF Due July----, 2018
Hypothetical Payout Profile

The diagram below illustrates your payment at maturity for a range of hypothetical percentage changes from the initial share price to the final share price. The diagram below is based on a hypothetical maximum return at maturity of 25.00%, which is equivalent to a hypothetical maximum return at maturity of $250.00 per security. Your actual return will depend on the actual final share price, the actual maximum return at maturity and whether you hold your securities to maturity.

Investors in the securities will not receive any distributions on the underlying shares or the stocks included in or held by the ETF. The diagram below does not show any effect of lost distribution yield over the term of the securities. See “Risk Considerations—You Will Not Have Rights To Receive Any Distributions On The Underlying Shares Or Any Other Rights With Respect To The ETF” below.

■The Securities ■ The Underlying Shares

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Shares of the iShares® MSCI EAFE ETF Due July----, 2018
Risk Considerations

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

You May Lose Up To 90% Of Your Investment.

Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the underlying shares. If the underlying shares depreciate by more than 10% from the initial share price to the final share price, you will lose 1% of the stated principal amount of your securities for every 1% by which the depreciation exceeds 10%.

The Securities Do Not Pay Interest.

Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

Your Potential Return On The Securities Is Limited.

Your potential total return on the securities at maturity is limited to the maximum return at maturity of 25.00% to 30.00%, which is equivalent to a maximum return at maturity of $250.00 to $300.00 per security. Taking into account the participation rate, any increase in the final share price over the initial share price by more than approximately 14.29% to 17.14% will not increase your return on the securities and will progressively reduce the effective amount of leverage provided by the securities.

You Will Not Have Rights To Receive Any Distributions On The Underlying Shares Or Any Other Rights With Respect To The ETF.

As of December 3, 2015, the trailing 12-month distribution yield of the underlying shares was approximately 2.81%. While it is impossible to know the future distribution yield of the underlying shares, if this trailing 12-month distribution yield were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 7.03% (assuming no reinvestment of distributions) by investing in the securities instead of investing directly in the underlying shares or in another investment linked to the underlying shares that provides for a pass-through of distributions. The payment scenarios described in this pricing supplement do not show any effect of lost distribution yield over the term of the securities. In addition, you will not have rights to any dividends paid to the ETF on any stocks it holds or any voting or other rights with respect to the underlying shares or such stock held by the ETF.

Your Payment At Maturity Depends On The Closing Price Of The Underlying Shares On A Single Day.

Because your payment at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

The Securities Are Subject To The Credit Risk Of Citigroup Inc.

If we default on our obligations under the securities, you may not receive anything owed to you under the securities.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Shares of the iShares® MSCI EAFE ETF Due July----, 2018

The Securities Will Not Be Listed On A Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.

The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

The Estimated Value Of The Securities On The Pricing Date, Based On CGMI’s Proprietary Pricing Models And Our Internal Funding Rate, Will Be Less Than The Public Offering Price.

The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the public offering price. These costs include (1) the selling concessions paid in connection with the offering of the securities, (2) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (3) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate” below.

The Estimated Value Of The Securities Was Determined For Us By Our Affiliate Using Proprietary Pricing Models.

CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, dividend yields on the underlying shares and the stocks held by the ETF and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

The Estimated Value Of The Securities Would Be Lower If It Were Calculated Based On Our Secondary Market Rate.

The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which CGMI Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the public offering price.

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Shares of the iShares® MSCI EAFE ETF Due July----, 2018

The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors.

The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the stocks held by the ETF, the dividend yields on the underlying shares and the stocks held by the ETF, changes in the exchange rate between the U.S. dollar and each of the currencies in which the stocks held by the ETF trade, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the public offering price.

Immediately Following Issuance, Any Secondary Market Bid Price Provided By CGMI, and The Value That Will Be Indicated On Any Brokerage Account Statements Prepared By CGMI Or Its Affiliates, Will Reflect A Temporary Upward Adjustment.

The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

The Securities Are Subject to Currency Exchange Risk.

Because the price of the securities is related to the U.S. dollar value of stocks of the index underlying the ETF, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the ETF trade. Movements in the exchange rates between the U.S. dollar and each of the currencies in which the stocks held by the ETF trade are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to emerging markets and the United States. Further, currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country. An investor’s net exposure will depend on the extent to which the currencies in which the stocks held by the ETF trade strengthens or weakens against the U.S. dollar. If the dollar strengthens against the currencies in which the stocks held by the ETF trade, the closing price of the underlying shares will be adversely affected for that reason alone and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in emerging markets and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of emerging markets, the United States and other countries important to international trade and finance.

There Are Risks Associated With Investments in Securities Linked to the Value of Foreign Equity Securities.

Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

Our Offering Of The Securities Is Not A Recommendation Of The Underlying Shares.

The fact that we are offering the securities does not mean that we or Wells Fargo or its affiliates believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we and Wells Fargo are each part of a global financial institution, our affiliates and affiliates of Wells Fargo may have positions (including short positions) in the underlying shares or the stocks held by the ETF or in instruments related to the underlying shares or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates or of Wells Fargo or its affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

The Price Of The Underlying Shares May Be Adversely Affected By Our Or Our Affiliates’, Or By Wells Fargo And Its Affiliates’, Hedging And Other Trading Activities.

We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the underlying shares or the stocks held by the ETF and other financial instruments related to the underlying shares or such stocks and

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Shares of the iShares® MSCI EAFE ETF Due July----, 2018

may adjust such positions during the term of the securities. Our affiliates and Wells Fargo and its affiliates also trade the underlying shares or the stocks held by the ETF and other financial instruments related to the underlying shares or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates or Wells Fargo and its affiliates while the value of the securities declines.

We And Our Affiliates, or Wells Fargo or Its Affiliates, May Have Economic Interests That Are Adverse To Yours As A Result Of Their Respective Business Activities.

Our affiliates or Wells Fargo or its affiliates may currently or from time to time engage in business with the underlying share issuer or the issuers of the stocks held by the ETF, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates or Wells Fargo or its affiliates may acquire non-public information about such issuers, which will not be disclosed to you. Moreover, if any of our affiliates or Wells Fargo or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against any such issuer that are available to them without regard to your interests.

Even If The Underlying Share Issuer Pays A Distribution That It Identifies As Special or Extraordinary, No Adjustment Will Be Required Under The Securities For That Distribution Unless It Meets The Criteria Specified In The Accompanying Product Supplement.

In general, an adjustment will not be made under the terms of the securities for any cash distribution paid on the underlying shares unless the amount of the distribution per share, together with any other distributions paid in the same quarter, exceeds the distribution paid per share in the most recent quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of distribution. Any distribution will reduce the closing price of the underlying shares by the amount of the distribution per share; therefore, holders of the securities may be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

An Adjustment Will Not Be Made For All Events That May Have A Dilutive Effect On Or Otherwise Adversely Affect The Market Price Of The Underlying Shares.

For example, we will not make any adjustment for ordinary distributions or for extraordinary distributions that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

The Securities May Become Linked To Shares Of An Issuer Other Than The Original Underlying Share Issuer Upon The Occurrence Of A Reorganization Event Or Upon The Delisting Of The Underlying Shares.

For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares. See “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an ETF” in the accompanying product supplement.

The Calculation Agent, Which Is An Affiliate Of Ours, Will Make Important Determinations With Respect To The Securities.

If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

The Price And Performance Of The Underlying Shares May Not Completely Track The Performance Of The ETF’s Underlying Index Or The Net Asset Value Per Share Of The Underlying Shares.

The ETF does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the underlying shares will reflect additional transaction costs and fees that are not included in the calculation of the ETF’s underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying shares and the ETF’s underlying index. In addition, corporate actions with respect to the equity securities constituting the ETF’s underlying index or held by the ETF (such as mergers and spin-offs) may impact the variance between the performances of the underlying shares and the ETF’s underlying index. Finally, because the underlying shares are traded

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Shares of the iShares® MSCI EAFE ETF Due July----, 2018

on NYSE Arca, Inc. and are subject to market supply and investor demand, the market value of the underlying shares may differ from the net asset value per share of the underlying shares.

During periods of market volatility, securities underlying the ETF may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the underlying shares and the liquidity of the underlying shares may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the ETF. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell the underlying shares. As a result, under these circumstances, the market value of the underlying shares may vary substantially from the net asset value per share of the underlying shares. For all of the foregoing reasons, the performance of the underlying shares may not correlate with the performance of the ETF’s underlying index and/or the net asset value per share of the underlying shares, which could materially and adversely affect the value of the securities in the secondary market and/or reduce your payment at maturity.

Changes Made By The Investment Adviser To The Underlying Share Issuer Or By The Sponsor Of The Index Underlying The ETF May Adversely Affect The Underlying Shares.

We are not affiliated with the investment adviser to the underlying share issuer or with the sponsor of the index underlying the ETF. Accordingly, we have no control over any changes such investment adviser or sponsor may make to the underlying share issuer or the index underlying the ETF. Such changes could be made at any time and could adversely affect the performance of the underlying shares.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Even if the treatment of the securities as prepaid forward contracts is respected, a security may be treated as a “constructive ownership transaction,” with consequences described below under “United States Federal Tax Considerations.” In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Hypothetical Returns

The table below is based on a hypothetical initial share price of $60.36 and a hypothetical maximum return at maturity of 25.00%, which is equivalent to a hypothetical maximum return at maturity of $250.00 per security and will be determined on the pricing date. The table below is based on a range of hypothetical percentage changes from the initial share price to the final share price and illustrates:

•	the hypothetical percentage change from the hypothetical initial share price to the hypothetical final share price;

•	the hypothetical payment at maturity per security;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical final share price	Hypothetical percentage change from the hypothetical initial share price to the hypothetical final share price	Hypothetical payment at maturity per security	Hypothetical total pre-tax rate of return	Hypothetical pre-tax annualized rate of return(1)
$120.72	100.00%	$1,250.00	25.00%	9.13%
$105.63	75.00%	$1,250.00	25.00%	9.13%
$90.54	50.00%	$1,250.00	25.00%	9.13%
$84.50	40.00%	$1,250.00	25.00%	9.13%
$78.47	30.00%	$1,250.00	25.00%	9.13%
$72.43	20.00%	$1,250.00	25.00%	9.13%
$68.98	14.29%	$1,250.00	25.00%	9.13%
$66.40	10.00%	$1,175.00	17.50%	6.56%
$63.38	5.00%	$1,087.50	8.75%	3.39%
$60.36	0.00%	$1,000.00	0.00%	0.00%
$57.34	-5.00%	$1,000.00	0.00%	0.00%
$54.32	-10.00%	$1,000.00	0.00%	0.00%
$53.72	-11.00%	$990.00	-1.00%	-0.40%
$48.29	-20.00%	$900.00	-10.00%	-4.17%
$42.25	-30.00%	$800.00	-20.00%	-8.73%
$36.22	-40.00%	$700.00	-30.00%	-13.78%
$30.18	-50.00%	$600.00	-40.00%	-19.43%
$15.09	-75.00%	$350.00	-65.00%	-37.90%
$0.00	-100.00%	$100.00	-90.00%	-73.84%

(1)       The annualized rates of return are calculated on a semi-annual bond equivalent basis with compounding.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis.

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Hypothetical Payments at Maturity

The examples below are intended to illustrate how your payment at maturity will depend on whether the final share price is greater than or less than the initial share price and by how much. The examples below are based on a hypothetical initial share price of $60.36, a hypothetical buffer price of $54.324 and a hypothetical maximum return at maturity of 25.00%, which is equivalent to a hypothetical maximum return at maturity of $250.00 per security, which will be determined on the pricing date.

Example 1—Upside Scenario A. The hypothetical final share price is $66.40 (a 10.00% increase from the initial share price), which is greater than the initial share price.

Payment at maturity per security = $1,000 plus:

$1,000 × final share price – initial share price × participation rate, subject to the hypothetical maximum return at maturity initial share price

= $1,000 + ($1,000 × $66.40 – $60.36 × participation rate), subject to the hypothetical maximum return at maturity
                                            $60.36

= $1,000 + ($1,000 × 10.00% × 175%), subject to the hypothetical maximum return at maturity

= $1,000 + $175.00, subject to the hypothetical maximum return at maturity

= $1,175.00

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price and the leveraged return of $175.00 per security results in a total return at maturity of 17.50%, which is less than the hypothetical maximum return at maturity of 25.00%, your payment at maturity in this scenario would be equal to $1,175.00 per security.

Example 2—Upside Scenario B. The hypothetical final share price is $90.54 (a 50.00% increase from the initial share price), which is greater than the initial share price.

Payment at maturity per security = $1,000 plus:

$1,000 × final share price – initial share price × participation rate, subject to the hypothetical maximum return at maturity initial share price

= $1,000 + ($1,000 × $90.54 – $60.36 × participation rate), subject to the hypothetical maximum return at maturity
                                            $60.36

= $1,000 + ($1,000 × 50.00% × 175%), subject to the hypothetical maximum return at maturity

= $1,000 + $875.00, subject to the hypothetical maximum return at maturity

= $1,250.00

Because the underlying shares appreciated from the hypothetical initial share price to the hypothetical final share price and the leveraged return of $875.00 per security would result in a total return at maturity of 87.50%, which is greater than the hypothetical maximum return at maturity of 25.00%, your payment at maturity in this scenario would equal the hypothetical maximum payment at maturity of $1,250.00 per security. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the underlying shares without a maximum return.

Example 3—Par Scenario. The hypothetical final share price is $57.34 (a 5.00% decrease from the initial share price), which is less than the initial share price but greater than the buffer price.

Payment at maturity per security = $1,000

Because the underlying shares did not depreciate from the hypothetical initial share price to the hypothetical final share price by more than the 10.00% buffer, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security.

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Example 4—Downside Scenario. The hypothetical final share price is $15.09 (a 75.00% decrease from the initial share price), which is less than the buffer price.

Payment at maturity per security = $1,000 - ($1,000 × buffer price – final share price ) = $1,000 –($1,000 × $54.324 – $15.09)
                                                                                                  initial share price                                                          $60.36

= $1,000 - ($1,000 × 65.00%)

= $1,000 - $650.00

= $350.00

Because the underlying shares depreciated from the hypothetical initial share price to the hypothetical final share by more than the 10.00% buffer, your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the underlying shares beyond the 10.00% buffer.

Information About the Underlying Shares

The iShares® MSCI EAFE ETF is an exchange-traded fund that seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in certain developed markets, excluding the United States and Canada, as measured by the MSCI EAFE® Index. However, for purposes of the securities, the performance of the iShares® MSCI EAFE ETF will reflect only its price performance, as any dividends paid on the shares of the iShares® MSCI EAFE ETF will not be factored into a determination of the final share price. The MSCI EAFE® Index was developed by MSCI Inc. as an equity benchmark for international stock performance, and is designed to measure equity market performance in certain developed markets, excluding the United States and Canada.

The iShares® MSCI EAFE ETF is an investment portfolio managed by iShares® Inc. BlackRock Fund Advisors is the investment adviser to the iShares® MSCI EAFE ETF. iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the iShares® MSCI EAFE ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-92935 and 811-09729, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The iShares® MSCI EAFE ETF trades on the NYSE Arca under the ticker symbol “EFA.”

Please refer to the section “Fund Descriptions—iShares® MSCI EAFE ETF” in the accompanying underlying supplement for important disclosures regarding the iShares® MSCI EAFE ETF.

This pricing supplement relates only to the securities offered hereby and does not relate to the underlying shares or other securities of the underlying share issuer. We have derived all disclosures contained in this pricing supplement regarding the underlying shares and the underlying share issuer from the publicly available documents described above. In connection with the offering of the securities, neither Citigroup Inc. nor CGMI has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying share issuer or the underlying shares.

The securities represent obligations of Citigroup Inc. only. The underlying share issuer is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

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Historical Information

The graph below shows the closing prices of the underlying shares for each day such price was available from January 4, 2010 to December 3, 2015. The table that follows shows the high, low and period end prices of the underlying shares for each quarter in that same period. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying shares as an indication of future performance.

	High	Low	Last
2010
First Quarter	$57.96	$50.45	$56.00
Second Quarter	$58.03	$46.29	$46.51
Third Quarter	$55.42	$47.09	$54.92
Fourth Quarter	$59.46	$54.25	$58.23
2011
First Quarter	$61.91	$55.31	$60.09
Second Quarter	$63.87	$57.10	$60.14
Third Quarter	$60.80	$46.66	$47.75
Fourth Quarter	$55.57	$46.45	$49.53
2012
First Quarter	$55.80	$49.15	$54.90
Second Quarter	$55.51	$46.55	$49.96
Third Quarter	$55.15	$47.62	$53.00
Fourth Quarter	$56.88	$51.96	$56.82
2013
First Quarter	$59.89	$56.90	$58.98
Second Quarter	$63.53	$57.03	$57.38
Third Quarter	$65.05	$57.55	$63.79
Fourth Quarter	$67.06	$62.71	$67.06
2014
First Quarter	$68.03	$62.31	$67.17
Second Quarter	$70.67	$66.26	$68.37
Third Quarter	$69.25	$64.12	$64.12
Fourth Quarter	$64.51	$59.53	$60.84
2015
First Quarter	$65.99	$58.48	$64.17
Second Quarter	$68.42	$63.49	$63.49
Third Quarter	$65.46	$56.25	$57.32
Fourth Quarter (through December 3, 2015)	$62.06	$57.50	$60.36

The closing price of the underlying shares on December 3, 2015 was $60.36.

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United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Risk Considerations” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Subject to the discussion below concerning the potential application of the “constructive ownership” rules under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), any gain or loss recognized upon a sale, exchange or retirement of a security should be long-term capital gain or loss if you held the security for more than one year.

Even if the treatment of the securities as prepaid forward contracts is respected, your purchase of a security may be treated as entry into a “constructive ownership transaction,” within the meaning of Section 1260 of the Code, with respect to the underlying shares. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” Although the matter is unclear, the “net underlying long-term capital gain” may equal the amount of long-term capital gain you would have realized if on the issue date you had purchased underlying shares with a value equal to the amount you paid to acquire your securities and subsequently sold those shares for their fair market value at the time your securities are sold, exchanged or retired (which would reflect the percentage increase, without regard to the leverage factor, in the value of the underlying shares over the term of the securities). Alternatively, the “net underlying long-term capital gain” could be calculated using a number of underlying shares that reflects the leverage factor used to calculate the payment that you will receive on your securities. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your securities, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority under Section 1260, our counsel is not able to opine as to whether or how Section 1260 applies to the securities. You should read the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Potential Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult your tax adviser regarding the potential application of the “constructive ownership” rule.

Subject to the discussion below, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

The U.S. Treasury Department recently finalized the regulations referred to in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Application of Section 871(m) of the Code” in the accompanying product supplement, which require withholding on certain “dividend equivalent” payments to non-U.S. persons. Based on a recent announcement by representatives of the Treasury Department indicating that the effective date of these regulations will be delayed until 2017, these regulations are not expected to apply to the securities assuming there is no significant modification to the securities’ terms that results in a deemed exchange of the securities for U.S. federal income tax purposes.

As discussed in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” withholding under legislation commonly referred to as “FATCA” might (if the securities were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the securities. However, under a recent IRS notice, withholding under “FATCA” will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions of the securities. You should consult your tax adviser regarding the potential application of “FATCA” to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such

Market Linked Securities—Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to Shares of the iShares® MSCI EAFE ETF Due July----, 2018

accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Pursuant to the terms of the Global Selling Agency Agreement, dated November 13, 2013, CGMI, acting as principal, will purchase the securities from Citigroup Inc. CGMI, as the lead agent for the offering, expects to sell the securities to Wells Fargo, as agent. Wells Fargo will receive an underwriting discount and commission of up to 2.75% ($27.50) for each security it sells. Wells Fargo will pay selected dealers, which may include WFA and Wells Fargo Advisors Financial Network, LLC, a fixed selling commission of 1.25% ($12.50) for each security they sell. In addition to the selling commission allowed to WFA, Wells Fargo will pay $0.75 per security of the underwriting discount and commission to WFA as a distribution expense fee for each security sold by WFA.

The public offering price of the securities includes the underwriting discount and commission described on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the securities. We expect to hedge our obligations under the securities through affiliated or unaffiliated counterparties, including affiliates of Wells Fargo. Our cost of hedging will include the projected profit that such counterparties, which may include our affiliates and affiliates of Wells Fargo, expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond the control of any counterparty, which may include our affiliates and affiliates of Wells Fargo, such hedging may result in a profit that is more or less than expected, or could result in a loss.

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus may be used by Wells Fargo or an affiliate of Wells Fargo in connection with offers and sales related to market-making or other transactions in the securities. Wells Fargo or an affiliate of Wells Fargo may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

No action has been or will be taken by Citigroup Inc., Wells Fargo or any broker-dealer affiliates of any of them that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement, the accompanying product supplement, underlying supplement or prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances that will result in compliance with any applicable laws and regulations and will not impose any obligations on Citigroup Inc., Wells Fargo or any broker-dealer affiliates of any of them.

For the following jurisdictions, please note specifically:

Argentina

Citigroup Inc.’s Series G Medium-Term Senior Notes program and the related offer of the securities and the sale of the securities under the terms and conditions provided herein does not constitute a public offering in Argentina. Consequently, no public offering approval has been requested or granted by the Comisión Nacional de Valores, nor has any listing authorization of the securities been requested on any stock market in Argentina.

Brazil

The securities may not be offered or sold to the public in Brazil. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus have not been submitted to the Comissão de Valores Mobiliáros for approval. Documents relating to this offering may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

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Chile

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the securities, or distribution of this pricing supplement or the prospectus supplement and prospectus, may be made in or from Chile except in circumstances that will result in compliance with any applicable Chilean laws and regulations.

Mexico

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

Paraguay

This is a private and personal offering. The securities offered have not been approved by or registered with the National Securities Commission (Comisión Nacional de Valores) and are not part of a public offering as defined by the Paraguayan Securities Law. The information contained herein is for informational and marketing purposes only and should not be taken as an investment advice.

Taiwan

These securities may be made available outside Taiwan for purchase by Taiwan residents outside Taiwan but may not be offered or sold in Taiwan.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Risk Considerations—The Value Of The Securities Prior To Maturity Will Fluctuate Based On Many Unpredictable Factors” in this pricing supplement, but not including our creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Risk Considerations—The Securities Will Not Be Listed On A Securities Exchange And You May Not Be Able To Sell Them Prior To Maturity.”

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